Exhibit 5

[BROOKFIELD ASSET MANAGEMENT LETTERHEAD]

June 17, 2011

BRP Holdings Corp.

Brookfield Residential Properties Inc.

Dear Sirs/Mesdames:

We are the beneficial owner of common shares (the “Shares”) of Brookfield Residential Properties Inc. (the “Company”).

On and subject to the terms and conditions hereinafter set forth, we irrevocably offer (the “Offer”) to sell to BRP Holdings Corp. (the “Purchaser”) 2,000,000 Shares (the “Subject Shares”) for a price per Subject Share equal to US$10.00 per Issuer Share (the “Purchase Price”).    The Offer is open for acceptance until July 6, 2011.

This Offer is subject to the conditions that (a) the Purchase Price is not in excess of 96% of the lesser of (i) the volume-weighted average price of a Share on the New York Stock Exchange (the “NYSE”) for the 20 trading days immediately prior to the date of acceptance of the Offer (the “Previous 20 Day Price”), and (ii) the volume-weighted average price of a Share on the NYSE for the 3 trading days immediately prior to the Closing Date (the “Previous 3 Day Price”), and (b) prior to the acceptance of this Offer, the Ontario Securities Commission shall have granted the necessary exemption for the transaction contemplated hereby (the “OSC Approval”).

1.                                       You warrant that:

(a)                                  the Purchaser is duly incorporated and validly existing under the laws of the Province of Ontario;

(b)                                 the Purchaser has the corporate power and capacity to enter into, and to perform its obligations under, this Agreement;

(c)                                  the execution, delivery and performance of this Agreement and all agreements executed in connection therewith have been duly authorized by all necessary corporate action on the part of the Purchaser;

(d)                                 this Agreement and all agreements executed in connection therewith are valid and binding obligations of the Purchaser, enforceable in accordance with their terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies;

(e)                                  none of the entering into of this Agreement or the consummation of the transactions contemplated by this Agreement, the performance of the Purchaser of any of its other obligations under this Agreement will contravene, breach or result in any default under the articles, by-laws, constating documents or other organizational documents of the Purchaser or under any mortgage, lease, agreement, other legally binding instrument, licence, permit, statute, regulation, order, judgment, decree or law to which the Purchaser is a party or may be bound; and

(f)                                    no authorization of consent or approval of, or filing with or notice to, any governmental agency, regulatory body, court or other third party is required in connection with the execution, delivery or performance of this Agreement by the Purchaser or the consummation of the transactions contemplated by this Agreement other than the OSC Approval, which has been obtained on or before the acceptance of this Offer.

2.                                       We warrant that:

(a)                                  we are duly incorporated and validly existing under the laws of the Province of Ontario;

(b)                                 we have the corporate power and capacity to enter into, and to perform our obligations under, this Agreement;

(c)                                  the execution, delivery and performance of this Agreement and all agreements executed in connection therewith have been duly authorized by all necessary corporate action on our part;

(d)                                 this Agreement and all agreements executed in connection therewith are valid and binding obligations, enforceable in accordance with their terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies;

(e)                                  as of the date hereof, we have good and marketable title to the Subject Shares and the full legal right, power and authority to sell and transfer the Subject Shares to you free and clear of all liens, charges, encumbrances and adverse claims;

(f)                                    none of the entering into of this Agreement or the consummation of the transactions contemplated by this Agreement, the performance of any of our other obligations under this Agreement will contravene, breach or result in any default under our articles, by-laws, constating documents or other organizational documents or under any mortgage, lease, agreement, other legally binding instrument, licence, permit, statute, regulation, order, judgment, decree or law to which we are a party or may be bound; and

(g)                                 no authorization of consent or approval of, or filing with or notice to, any governmental agency, regulatory body, court or other third party is required in connection with the execution, delivery or performance of this Agreement by the

Vendor or the consummation of the transactions contemplated by this Agreement other than the OSC Approval.

3.                                       The date on which the closing of this transaction shall take place (the “Closing Date”) shall be the fourth trading day following the announcement of the Offer unless on such day 96% of either (i) the Previous 20 Day Price or (ii) the Previous 3 Day Price is less than the Purchase Price, in which case the closing will take place on the first trading day thereafter, and on or before July 12, 2011, on which 96% of the Previous 20 Day Price and the Previous 3 Day Price are not less than the Purchase Price.

4.                                       The closing shall take place at the our offices at Suite 300, Brookfield Place, 181 Bay Street, Toronto, Ontario, M5J 2T3, or at such other place as may be mutually agreed upon.  The purchase price shall be paid by us on the Closing Date by electronic transfer of funds against delivery by us of share certificates representing the Subject Shares duly endorsed in blank for transfer or accompanied by duly signed powers of attorney for transfer in blank and in either case with signatures guaranteed by a Canadian chartered bank or trust company.

5.                                       Except as otherwise expressly provided herein, you and we shall each pay the fees and out-of-pocket expenses of our own solicitors and other professional advisors and consultants in connection with the transactions contemplated hereby.

6.                                       Time shall be of the essence of the agreement resulting from your acceptance of this Offer.

7.                                       All dollar amounts stated herein are in lawful money of the United States.  Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

8.                                       The agreement formed by your acceptance of this Offer contains the entire agreement between us relating to its subject matter, supercedes all prior agreements with respect thereto and may not be changed orally but only by an agreement in writing signed by you and by us.

9.                                       The agreement resulting from your acceptance of this Offer shall be binding upon and shall enure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns, provided that no party hereto may assign any rights hereunder without the prior written consent of the other parties hereto; except that we may make an assignment to a subsidiary who holds directly the Subject Shares on terms which do not release us from our obligations hereunder.

10.                                 Each provision in this Offer is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

11.                                The agreement formed by your acceptance of this Offer shall be governed by the laws of the Province of Ontario.

This Offer may be accepted by your signing one or more counterparts hereof in the place indicated and returning the same to us at one of our officers not later than 5 p.m. on the 6th day of July, 2011 and if this Offer is not accepted in the foregoing manner and prior to the foregoing time the same shall become null and void.  This Offer and such acceptance shall together constitute a binding contract of purchase and sale and time shall be of the essence thereof.

Yours very truly,

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Brian D. Lawson
Name: Brian D. Lawson
Title: Chief Financial Officer

A C C E P T A N C E

The undersigned hereby accepts the above Offer on the terms and conditions therein set forth.

DATED this       day of                  , 2011.

BRP HOLDINGS CORP.

By:	/s/ Shane Pearson
Name: Shane Pearson
Title: Vice President and Secretary